EXHIBIT 3.1

AMENDMENT TO THE BYLAWS OF COMMUNITY TRUST BANCORP, INC.

Article VI of the Corporation’s Bylaws is hereby revised to read as follows:

ARTICLE VI

Shares and Their Transfer

 6.1   Certificated and Uncertificated Shares.  Shares of the Corporation’s Common Stock may be represented by a certificate or may be uncertificated. The shares of other classes or series of the Corporation’s stock shall be represented by a certificate, unless and until the Board of Directors of the Corporation adopts a resolution permitting such class of shares to be uncertificated. Any certificates representing shares shall be in such form as may be determined by the Board of Directors and the laws of the Commonwealth of Kentucky.  Any such certificates shall be signed (either manually or by facsimile), by the President or a Vice President and by the Secretary or any Assistant Secretary, and may bear the seal of the Corporation.  Share issuances shall be consecutively numbered and the name and address of the person to whom the shares were issued, the number and class of such shares, and the date of issue shall be entered on the books of the Corporation.  The Corporation’s records shall be in written form or in any other form capable of being converted to written form within a reasonable time. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the person to whom the shares were issued a written notice which shall include the name of the person to whom the shares were issued, the number and class of such shares and the date of issuance. All certificates surrendered to the Corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except that in case of a lost, destroyed or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the Corporation as the Board of Directors may prescribe.

6.2    Transfer of Shares on the Corporation’s Books.  Shares of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws.  Transfer of shares shall be made on the books of the Corporation. In the case of certificated shares, transfers may be made only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer, and the payment of any necessary transfer taxes. In the case of uncertificated shares, transfers may be made only upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon the payment of any necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form.  Notwithstanding the foregoing, such surrender and endorsement, compliance and payment of taxes shall not be required in any case in which the President or a Vice President and the Secretary or an Assistant Secretary of the Corporation shall determine to waive such requirement.  With respect to certificated shares, every certificate exchanged, returned or surrendered to the Corporation shall be marked “cancelled”, with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof.  No transfer of shares shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation.  The person in whose name shares stand on the books of the Corporation shall be deemed the owner thereof.

Date of Amendment: January 29, 2008